SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To § 240.13d-1(b), (c) And (d) And

Amendments Thereto Filed Pursuant To § 240.13d-2

(Amendment No. 8)*

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 2,047,362 (See Item 4)
	6.	SHARED VOTING POWER 1,403,238 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 2,047,362 (See Item 4)
	8.	SHARED DISPOSITIVE POWER 1,403,238 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,450,600
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jack M. Harris
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 22,500 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 22,500 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,5000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 3 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Lee Congdon Revocable Trust, dated February 17, 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 1,093,667 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 1,093,667 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,093,667
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 4 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Lee Congdon Irrevocable Inter Vivos Trust 2015
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 32,350 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 32,350 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,350
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 28 pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Megan Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 91,966 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 91,966 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91,966
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 91,966 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 91,966 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 91,966
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 60,262 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 60,262 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,262
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 8 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 157,912 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 157,912 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 157,912
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John B. Yowell Family Trust fbo Megan Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 61,855 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 61,855 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,855
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 10 of 28 Pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John B. Yowell Family Trust fbo Seth Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 30,212 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 30,212 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,212
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 11 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Lee Congdon Grantor Retained Annuity Trust 2014
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 156,932 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 156,932 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 156,932
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 12 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Lee Congdon Grantor Retained Annuity Trust 2015
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 132,075 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 132,075 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,075
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 13 of 28 pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Seth Morgan Yowell Grantor Retained Annuity Trust 2015
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 100,000 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 100,000 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 14 of 28 pages

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon GRAT Remainder Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 645,976 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 645,976 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 645,976
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 15 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 1998 Earl E. Congdon Family Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 316,405 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 316,405 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 316,405
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 16 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl and Kathryn Congdon Family Irrevocable Trust - 2011
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 318,357 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 318,357 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,357
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 17 of 28 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 138,165 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 138,165 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 138,165
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 18 of 28 pages

CUSIP No. 679580100

Item 1.

(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way

Thomasville, NC 27360

Item 2.

(a)	Names of Persons Filing:

(i)	Audrey L. Congdon

(ii)	Jack M. Harris

(iii)	Audrey Lee Congdon Revocable Trust, dated February 17, 2005

(iv)	Audrey Lee Congdon Irrevocable Inter Vivos Trust 2015

(v)	Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell

(vi)	Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell

(vii)	Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

(viii)	Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

(ix)	John B. Yowell Family Trust fbo Megan Yowell

(x)	John B. Yowell Family Trust fbo Seth Yowell

(xi)	Audrey Lee Congdon Grantor Retained Annuity Trust 2014

(xii)	Audrey Lee Congdon Grantor Retained Annuity Trust 2015

(xiii)	Seth Morgan Yowell Grantor Retained Annuity Trust 2015

(xiv)	Earl E. Congdon GRAT Remainder Trust

(xv)	1998 Earl E. Congdon Family Trust

(xvi)	Earl and Kathryn Congdon Family Irrevocable Trust - 2011

(xvii)	David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011

(b)	Address of Principal Business Office or, if None, Residence:

As to (i) through (xiii):	606 Hillcrest Drive High Point, NC 27262

As to (xiv) and (xvi):	20 Harborage Isle Fort Lauderdale, FL 33316

As to (xv) and (xvii):	500 Old Dominion Way Thomasville, NC 27360

(c)	Citizenship:

As to (i) and (ii)	USA
As to (iii) through (xiii) and (xvii):	North Carolina
As to (xiv) and (xvi):	Florida
As to (xv):	Virginia

(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

Page 19 of 28 pages

CUSIP No. 679580100

(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Item 4.	Ownership.

The securities reported herein are beneficially owned by Audrey L. Congdon; Jack M. Harris; the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; the Audrey Lee Congdon Irrevocable Inter Vivos Trust 2015; an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell; an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell; the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; the John B. Yowell Family Trust fbo Megan Yowell; the John B. Yowell Family Trust fbo Seth Yowell; the Audrey Lee Congdon Grantor Retained Annuity Trust 2014; the Audrey Lee Congdon Grantor Retained Annuity Trust 2015; the Seth Morgan Yowell Grantor Retained Annuity Trust 2015; the Earl E. Congdon GRAT Remainder Trust; the 1998 Earl E. Congdon Family Trust; the Earl and Kathryn Congdon Family Irrevocable Trust – 2011; and the David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011. The total securities reported is 3,450,600 shares of the Issuer’s Common Stock, which constitutes 4.1% of such shares as of December 31, 2015.

As of December 31, 2015, Audrey L. Congdon has sole voting and dispositive power with respect to 2,047,362 shares (2.4%) of the Issuer’s Common Stock, consisting of 1,093,667 shares held by the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; 32,350 shares held by the Audrey Lee Congdon Irrevocable Inter Vivos Trust 2015; 91,966 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell; 91,966 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell; 60,262 shares held by the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; 157,912 shares held by the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; 61,855 shares held by the John B. Yowell Family Trust fbo Megan Yowell; 30,212 shares held by the John B. Yowell Family Trust fbo Seth Yowell; 156,932 shares held by the Audrey Lee Congdon Grantor Retained Annuity Trust 2014; 132,075 shares held by the Audrey Lee Congdon Grantor Retained Annuity Trust; and 138,165 shares held by the David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011. She shares voting and dispositive power with respect to 1,403,238 shares (1.7%) of the Issuer’s Common Stock, consisting of 22,500 shares held by Jack M. Harris; 100,000 shares held by the Seth Morgan Yowell Grantor Retained Annuity Trust 2015; 645,976 shares held by the Earl E. Congdon GRAT Remainder Trust; 316,405 shares held by the 1998 Earl E. Congdon Family Trust; and 318,357 shares held by the Earl and Kathryn Congdon Family Irrevocable Trust – 2011. Audrey L. Congdon beneficially owns a total of 3,450,600 shares (4.1%) of the Issuer’s Common Stock.

As of December 31, 2015, Jack M. Harris beneficially owns 22,500 shares (0.0%) of the Issuer’s Common Stock. Audrey L. Congdon shares voting and dispositive power over these shares. Jack M. Harris is the spouse of Audrey L. Congdon.

As of December 31, 2015, the Audrey Lee Congdon Revocable Trust, dated February 17, 2005, beneficially owns 1,093,667 shares (1.3%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2015, the Audrey Lee Congdon Irrevocable Inter Vivos Trust 2015 beneficially owns 32,350 shares (0.0%) of the Issuer’s Common Stock. Audrey L. Congdon has sole voting and dispositive power over these shares.

As of December 31, 2015, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell, beneficially owns 91,966 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares. Megan Yowell is the daughter of Audrey L. Congdon.

Page 20 of 28 pages

CUSIP No. 679580100

As of December 31, 2015, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell, beneficially owns 91,966 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares. Seth Yowell is the son of Audrey L. Congdon.

As of December 31, 2015, the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 beneficially owns 60,262 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2015, the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 beneficially owns 157,912 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2015, the John B. Yowell Family Trust fbo Megan Yowell beneficially owns 61,855 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2015, the John B. Yowell Family Trust fbo Seth Yowell beneficially owns 30,212 shares (0.0%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2015, the Audrey Lee Congdon Grantor Retained Annuity Trust 2014 beneficially owns 156,932 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon has sole voting and dispositive power over these shares.

As of December 31, 2015, the Audrey Lee Congdon Grantor Retained Annuity Trust 2015 beneficially owns 132,075 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon has sole voting and dispositive power over these shares.

As of December 31, 2015, the Seth Morgan Yowell Grantor Retained Annuity Trust 2015 beneficially owns 100,000 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon shares voting and dispositive power over these shares.

As of December 31, 2015, the Earl E. Congdon GRAT Remainder Trust beneficially owns 645,976 shares (0.8%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2015, the 1998 Earl E. Congdon Family Trust beneficially owns 316,405 shares (0.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2015, the Earl and Kathryn Congdon Family Irrevocable Trust - 2011 beneficially owns 318,357 shares (0.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2015, the David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust Dated April 20, 2011 beneficially owns 138,165 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares. David S. Congdon is the brother of Audrey L. Congdon.

(a)	Amount beneficially owned:

(i)	3,450,600

(ii)	22,500

(iii)	1,093,667

(iv)	32,250

(v)	91,966

(vi)	91,966

(vii)	60,262

(viii)	157,912

Page 21 of 28 pages

CUSIP No. 679580100

(ix)	61,855

(x)	30,212

(xi)	156,932

(xii)	132,075

(xiii)	100,000

(xiv)	645,976

(xv)	316,405

(xvi)	318,357

(xvii)	138,165

(b)	Percent of Class:

(i)	4.1%

(ii)	0.0%

(iii)	1.3%

(iv)	0.0%

(v)	0.1%

(vi)	0.1%

(vii)	0.1%

(viii)	0.2%

(ix)	0.1%

(x)	0.0%

(xi)	0.2%

(xii)	0.2%

(xiii)	0.1%

(xiv)	0.8%

(xv)	0.4%

(xvi)	0.4%

(xvii)	0.2%

(c)	Number of Shares as to which such person has:

(i)	Sole power to vote or to direct the vote

(i)	2,047,362

(ii)	-0-

(iii)	1,093,667

(iv)	32,350

(v)	91,966

(vi)	91,966

(vii)	60,262

(viii)	157,912

(ix)	61,855

(x)	30,212

(xi)	156,932

(xii)	132,075

(xiii)	-0-

(xiv)	-0-

(xv)	-0-

(xvi)	-0-

(xvii)	138,165

Page 22 of 28 pages

CUSIP No. 679580100

(ii)	Shared power to vote or to direct the vote

(i)	1,403,238

(ii)	22,500

(iii)	-0-

(iv)	-0-

(v)	-0-

(vi)	-0-

(vii)	-0-

(viii)	-0-

(ix)	-0-

(x)	-0-

(xi)	-0-

(xii)	-0-

(xiii)	100,000

(xiv)	645,976

(xv)	316,405

(xvi)	318,357

(xvii)	-0-

(iii)	Sole power to dispose or to direct the disposition of

(i)	2,047,362

(ii)	-0-

(iii)	1,093,667

(iv)	32,350

(v)	91,966

(vi)	91,966

(vii)	60,262

(viii)	157,912

(ix)	61,855

(x)	30,212

(xi)	156,932

(xii)	132,075

(xiii)	-0-

(xiv)	-0-

(xv)	-0-

(xvi)	-0-

(xvii)	138,165

(iv)	Shared power to dispose or to direct the disposition of

(i)	1,403,238

(ii)	22,500

(iii)	-0-

(iv)	-0-

(v)	-0-

(vi)	-0-

(vii)	-0-

(viii)	-0-

(ix)	-0-

(x)	-0-

(xi)	-0-

(xii)	-0-

Page 23 of 28 pages

CUSIP No. 679580100

(xiii)	100,000

(xiv)	645,976

(xv)	316,405

(xvi)	318,357

(xvii)	-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

Not Applicable

This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 24 of 28 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 10, 2016

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

JACK M. HARRIS

/s/ Jack M. Harris
Jack M. Harris

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON IRREVOCABLE INTER VIVOS TRUST 2015

By:		Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO SETH YOWELL

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

SETH MORGAN YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MEGAN ELISE YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 25 of 28 pages

CUSIP No. 679580100

JOHN B. YOWELL FAMILY TRUST FBO MEGAN YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

JOHN B. YOWELL FAMILY TRUST FBO SETH YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON GRANTOR RETAINED ANNUITY TRUST 2014

By:	Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

AUDREY LEE CONGDON GRANTOR RETAINED ANNUITY TRUST 2015

By:	Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

SETH MORGAN YOWELL GRANTOR RETAINED ANNUITY TRUST 2015

By:	Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

DAVID S. CONGDON AND HELEN S. CONGDON IRREVOCABLE INTER VIVOS TRUST DATED APRIL 20, 2011

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 26 of 28 pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 10, 2016.

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

JACK M. HARRIS

/s/ Jack M. Harris
Jack M. Harris

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON IRREVOCABLE INTER VIVOS TRUST 2015

By:		Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO SETH YOWELL

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

SETH MORGAN YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MEGAN ELISE YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:		/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 27 of 28 pages

CUSIP No. 679580100

JOHN B. YOWELL FAMILY TRUST FBO MEGAN YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

JOHN B. YOWELL FAMILY TRUST FBO SETH YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON GRANTOR RETAINED ANNUITY TRUST 2014

By:	Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

AUDREY LEE CONGDON GRANTOR RETAINED ANNUITY TRUST 2015

By:	Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

SETH MORGAN YOWELL GRANTOR RETAINED ANNUITY TRUST 2015

By:	Atlantic Trust Company, NA, Trustee

	By:	/s/ Leah M. Caracheo
Leah M. Caracheo, Senior Vice President

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

DAVID S. CONGDON AND HELEN S. CONGDON IRREVOCABLE INTER VIVOS TRUST DATED APRIL 20, 2011

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 28 of 28 pages